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                                                                    EXHIBIT 10.7

                               SECOND AMENDMENT TO

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Second Amendment to the Employment Agreement (as defined below), made and entered into as of January 1, 2000, by and between Mazel Stores, Inc., an Ohio corporation (the "Company"), and Sue Atkinson ("Employee"), is to evidence the following agreements and understandings:

                                   WITNESSETH

         WHEREAS, Employee entered into an Amended and Restated Employment Agreement with the Company and Mazel Company L.P., a Delaware partnership dated as of September 30, 1996 (the "Employment Agreement");

         WHEREAS, the Employment Agreement has been amended on one prior occasion; and

         WHEREAS, the parties hereto have agreed to further amend the Employment Agreement in the manner set forth below.

         NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. TERM. Section 1 of the Employment Agreement is hereby amended to provide that the initial term of the Employment Agreement shall expire on February 3, 2001.

         2. CHANGE IN CONTROL. The Employment Agreement is amended by adding a new Section 6A that provides as follows:

         6A. CHANGE IN CONTROL.


                  6A.1 EMPLOYEE ELECTION. In the event of a "Change in Control," then the Employee may upon not less than 60 days prior written notice elect to terminate her employment hereunder effective not less than six months after the consummation of such Change in Control, and such termination shall be deemed for purposes of this Agreement as a termination by the Company without "cause." Employee shall be entitled to the Annual Salary and benefits provided in Section 6 of this Agreement.

                  6A.2. DEFINITION. The term "Change in Control" shall mean, but not be limited to: (a) the first purchase of shares pursuant to a tender offer or exchange for all or 20% or more of the Company's Common Shares of any class or any securities convertible into such Common Shares; (b) the receipt by the Company of a Schedule 13D or other advise indicating that a person (other than ZS Fund, Mazel/D&K, Inc., Reuven Dessler and/or any


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         affiliate thereof) is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of thirty percent (30%) or more of the Company's Common Shares calculated as provided in paragraph (d) of said Rule 13d-3; (c) the date of consummation of any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (d) the date of consummation of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company;
         (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or (f) the date (the "Measurement Date") on which the individuals who at the beginning of a two-consecutive-year period ending on the Measurement Date, cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of the directors then still in office who were directors at the beginning of said two-year period.

                  6A.3 PARACHUTE PAYMENT. Notwithstanding any other provision of this Agreement, in the event that any payment or benefits provided by the Company (or an affiliate) to the Employee under or outside of the terms of this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments or benefits provided hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this Section 6A.3 shall mean the sum of:

                  (i) the total amount payable to the Employee under this Agreement, PLUS ----

                  (ii) all other payments and benefits which the Employee receives or is then entitled to receive from the Company and any of its affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code, LESS

                  (iii) the amount of federal income taxes payable with respect to the payments and benefits described in clauses (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), LESS

                  (iv) the amount of excise taxes imposed with respect to the payments and benefits described in clauses (i) and (ii) above by Section 4999 of the Code.

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                  All calculations under this Section 6A shall be made by the
         Company in consultation with its outside auditors.

3. STOCK OPTION. Following a "Change-in-Control" of the Company, if the Company elects to terminate Employee's employment without "cause" or not to renew the Agreement, or Employee elects to terminate her employment under Section 6A.1, all unvested stock options shall immediately vest in full on such date as the Company or the Employee furnishes the other of its election to terminate or not to renew. The acceleration of the vesting of such options, however, shall not extend the termination or expiration date of such options.

4. ENTIRE AGREEMENT. Except as expressly provided in the Amendment, the terms and conditions of the Employment Agreement are and shall remain in full force and effect.

5. COUNTERPARTS. Counterparts to this Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such documents together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof, each signed by one of the parties.

         IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

                                          MAZEL STORES, INC.


                                          By:    _______________________________
                                                 Reuven Dessler, Chairman, CEO



                                          _____________________________________
                                          Sue Atkinson


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